Exhibit 99.1

FOR IMMEDIATE RELEASE

KITARA MEDIA ACQUIRES TOP HEALTH VIDEO SITE HEALTHGURU.COM; COMBINED BUSINESS 2014 REVENUES ESTIMATED AT $50 MILLION

 Kitara Media and Health Guru Media Deliver Nearly 500 Million Video Advertising Views Per Month for Advertisers, Digital Marketers and Publishers

Jersey City, NJ, December 4, 2013 -- Kitara Media Corp. (OTCBB: KITM), a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers, today announced the acquisition of Health Guru Media, Inc., operator of Healthguru.com, the number one online health video resource site for consumers according to comScore.

Based on the agreement, Health Guru Media securityholders will receive an aggregate of 18 million shares of Kitara Media stock. Robert Regular will remain CEO of Kitara Media. Joshua Silberstein, CEO of Health Guru Media, will assume the role of President. The combined companies will accelerate growth of video advertising with custom video content, while advancing video technology offerings with an expanded team of resources.

The acquisition establishes Kitara Media as a company with an estimated $50 million in annual revenues and is expected to be EBITDA positive for the fiscal year ending December 31, 2014. As part of the transaction, Kitara Media raised $2 million from qualified investors in a private offering priced at 50 cents. The money raised will provide working capital to rapidly expand the merged company. As of the closing, Kitara Media has approximately 83 million shares outstanding and approximately 9 million stock options outstanding.

“Kitara Media and Health Guru Media create the 25th largest distributor of web video advertisements according to comScore,” said Robert Regular, CEO of Kitara Media. “Combining Kitara Media’s technology platform with Health Guru Media’s direct sales and content expertise creates growth opportunity in an explosive video market.”

“Healthguru.com is a leading health site in video engagement. We deliver more video streams than industry leading sites WebMD, Everyday Health and the next 10 largest health sites combined,” said Josh Silberstein, CEO of Health Guru Media. “Together with Kitara Media, we will deliver qualified audiences, engaging video content and data intelligence for advertisers, digital marketers and publishers.”

The Kitara Media acquisition of Health Guru Media enables the delivery of nearly 500 million video advertising views per month. The combined platform provides a focus for video growth in mobile and desktop leveraging a premium video offering with Health Guru Media’s proprietary content syndication technology and Kitara Media’s Propel+ video ad platform.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Further information on the transaction will be included in a Current Report on Form 8-K to be filed by Kitara Media with the Securities and Exchange Commission.

About Health Guru Media, Inc.
Health Guru Media, Inc. operates Healthguru.com, a leading online health video resource site for consumers. With over 4,000 professional digital videos and 75 million monthly video views, Health Guru Media optimizes brand opportunities to reach key users through tailored video formats. Syndicated through premium partners and publishers, consumers gain access to expert based insights on health issues. Health Guru Media provides health brand advertisers and digital marketers with both engaging content and targeted audiences. For more information visit http://www.healthguru.com.

About Kitara Media
Kitara Media is a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers. With over 400 million monthly video views, Kitara Media delivers strong engagement for advertisers, high revenues for publishers, as well as improved user experience with PROPEL+, an internally developed proprietary video ad technology platform. The company is headquartered in Jersey City, New Jersey. For more information visit http://www.kitaramedia.com.

Forward-Looking Statements:
Certain information and statements contained in this press release, including those regarding Kitara Media’s capital structure, ability to execute its operating plan, anticipated financial flexibility and other statements that are not statements of historical fact, are forward-looking statements within the meaning of federal securities laws. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates”, “expects,” “will” or comparable terms or the negative thereof. Such statements are based on management’s current estimates, assumptions that management believes to be reasonable, and currently available competitive, financial, and economic data as of the date hereof and we undertake no obligation to update any such statements to reflect subsequent changes in events or circumstances. Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of Kitara Media and not all of which are known to Kitara Media, including, without limitation those risk factors described from time to time in Kitara Media’s reports filed with the SEC.

Media Contact:
Randy Orndorf
Executive Vice President of Marketing
RandyO@KitaraMedia.com
201.539.2204